UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 20, 2012
(Date of earliest event reported)

STEVEN MADDEN, LTD.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23702	13-3588231

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52-16 Barnett Avenue, Long Island City, New York 11104

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On January 20, 2012, Steven Madden, Ltd. and its wholly-owned subsidiary, SML Canada Acquisition Corp. (together, the “Company”),entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Steve Madden Canada Inc., Steve Madden Retail Canada Inc., Pasa Agency Inc. and Gelati Imports Inc. (collectively, the “Sellers”) and the Sellers’ shareholders for the purchaseof the assets (the “Acquisition”)comprising Sellers’ footwear, handbags and accessories wholesale and retail business (other than specified assets, including cash and cash equivalents) (the “Acquired Business”). The Sellers have been the Company’s licensee in Canada providing wholesale and retail distribution for the Company’s products in Canada.The Asset Purchase Agreement contemplates a cash payment at closing of approximately $29 million (Canadian dollars), subject to a post-closing working capital adjustment. In addition, the Asset Purchase Agreement contemplatesearnout payments to the Sellers of up to a maximum of $38 million (Canadian dollars), in the aggregate, based on achievement of certain earnings targets over a five-year period the terms of which are to be memorialized in an earnout agreement, the form of which is set forth in a schedule to the Asset Purchase Agreement,to be entered into by the Company and the Sellers at closing. The Company has also agreed to pay certain professional fees incurred by the Sellers in connection with the Acquisition up to a maximum of $200,000 (Canadian dollars). The consummation of the Acquisition is subject to customary closing conditions and is expected to occur on or about February 10, 2012.

The Asset Purchase Agreement contains customary representations and warranties relating to the Sellers’ assets and business, as well as indemnification obligations of the Sellers following the closing to indemnify the Company and its affiliates from losses incurred arising out of the breach by the Sellers of representations contained in and covenants to be performed under the Asset Purchase Agreement and related agreements. Pursuant to the Asset Purchase Agreement, Thomas Alberga, founder and indirect shareholder of the Sellers, will enter into an employment agreement with the Company. In addition, Mr. Alberga and the Sellers will enter into a non-competition and confidentiality agreement in favor of the Company.

In connection with the Acquisition,the Company has agreed to make a loan in the principal amount of $3,106,500 (Canadian dollars) pursuant to a promissory note (the “Note”) to be executed and delivered by the Sellers at the closing of the Acquisitionin respect of additional taxes owed by the Sellers due to their accommodation of the Company’s preference of structuring the Acquisition as an asset rather than a stock transaction. The Note provides for the repayment of principal in annual installments of up to $621,300 (Canadian dollars) over a five-year period. The repayment terms of the Note may result in less than the entire principal amount of the loan being repaid. In such event, the unpaid principal amount of the Note will be forgiven.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, a copy of which is attached as Exhibit 2.1hereto, and incorporated herein by reference.

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Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

In reviewing the Asset Purchase Agreement (the “Agreement”) included as an exhibit to this Current Report on Form 8-K, please remember that the Agreement is included to provide you with information regarding its terms and is not intended to provide any other factual or disclosure information about the Company, its subsidiaries or other parties to the Agreement. The Agreement contains representations and warranties by each of the parties to the Agreement. These representations and warranties have been made solely for the benefit of the other parties to the Agreement and:

●	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

●	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Agreement, which disclosures are not necessarily reflected in the Agreement;

●	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

●	were made only as of the date of the Agreement or such other date or dates as may be specified in the Agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this report not misleading. Additional information about the Company may be found elsewhere in the Company’s other public files, which are available without charge through the SEC’s website at http://www.sec.gov.

Exhibit	Description

2.1	Asset Purchase Agreement, dated as of January 20, 2012, among Steve Madden Canada Inc., Steve Madden Retail Canada Inc., Pasa Agency Inc., Gelati Imports Inc., Steven Madden, Ltd., SML Canada Acquisition Corp., 6798039 Canada Inc., 6798012 Canada Inc., 3574563 Canada Inc. and Thomas Alberga.

99.1	Press release dated January 20, 2012, announcing the Company entering into the Asset Purchase Agreement.

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 26, 2012

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld
Edward R. Rosenfeld
Chief Executive Officer

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